Exhibit 10.49

January 18, 2008

Somesh Singh

Dear Somesh:

This letter modifies the terms of the January 18, 2007 offer letter (the ‘Offer Letter”) between you and Vignette Corp. regarding severance protection.

Should your employment with Vignette be terminated without “Cause” or if you resign for “Good Reason,” you will receive severance payments amounting to twelve months of base salary, plus an amount equal to your Executive Performance Bonus “EPB” actually paid to you over the 12 months preceding your termination date (which will not include other bonuses which may have been paid to you outside of the EPB program). This severance payment will be paid through Vignette’s regular payroll schedule over the 12 month severance period with payment contingent upon execution of a Separation Agreement, which will include appropriate releases and restrictive covenants including non-compete, no hire and non solicitation clauses equal to the severance period.

In the event of a Change of Control which results in your termination without Cause or your resignation for Good Reason within 18 months of the date of such change of control, you will receive severance payments amounting to eighteen months of base salary, plus an amount equal to your Executive Performance Bonus “EPB” actually paid to you over the 12 months preceding your termination or resignation (which will not include other bonuses which may have been paid to you outside of the EPB program). This severance payment will be paid through Vignette’s regular payroll schedule over the 18 month severance period with payment contingent upon execution of a Separation Agreement which will include appropriate releases and restrictive covenants including non-compete, no hire and non solicitation clauses equal to the severance period.

The definition of Change of Control stated in your Offer Letter shall be amended as follows: “Change of Control” for purposes of this letter shall be defined as (i) the acquisition of more than fifty percent (50%) of the beneficial ownership interests, or more than fifty percent (50%) of the voting power, of the Company, either directly or indirectly, in one or a series of related transactions, by merger, purchase or otherwise, by any person or group of persons acting in concert (including, without limitation, any one or more individuals, corporations, partnerships, trusts, limited liability companies or other entities); (ii) the disposition or transfer, whether by sale, merger, consolidation, reorganization, recapitalization, redemption, liquidation or any other transaction, of more than fifty percent (50%) by value of the assets of the Company in one or a series of related or unrelated transactions over time.

Somesh Singh

January 18, 2008

Notwithstanding the foregoing, if you are a “specified employee” within the meaning of Section 409A of the Code and any final regulations and guidance promulgated thereunder (collectively “Section 409A”) at the time of your “separation from service” (as defined under Section 409A), and the severance payable to you pursuant to this letter, when considered together with any other severance payments or separation benefits may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), then only that portion of the Deferred Compensation Separation Benefits which does not exceed the Section 409A Limit may be made within the first six (6) months following your separation of service in accordance with the payment schedule specified in this letter. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to you on or within the six (6) month period following your separation of service will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your separation of service date. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.

“Section 409A Limit” for purposes of this letter shall mean the lesser of two (2) times: (i) your annualized compensation based upon the annual rate of pay paid to you during the Company’s taxable year preceding the Company’s taxable year of your termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated.

“Cause” and “Good Reason” shall be defined as set forth in the Offer Letter, and all other provisions of the Offer Letter remain unchanged.

Please sign and return a copy of this letter indicating your acceptance of its provisions.

Yours truly,

/s/ Michael A. Aviles
Michael A. Aviles
President and CEO

Accepted and Agreed To:

Signature:	/s/ Somesh Singh
Date:	February 7, 2008